Exhibit 10.3

SECOND AMENDED AND RESTATED SERVICE AGREEMENT

This Second Amended and Restated Service Agreement (the “Second Amended Agreement”) is dated as of September 28, 2015, and amends and restates the Amended and Restated Service Agreement dated as of November 14, 2014, which amended and restated the Service Agreement dated March 31, 2014, each by and among Celadon Group, Inc., a Delaware corporation and Quality Equipment Leasing, LLC., a Delaware limited liability company (collectively, “Servicer”), and Element Financial Corp., a Delaware corporation (“Purchaser”).  The effective date of this Second Amended Agreement is as of March 31, 2014.

WHEREAS, Servicer (as Seller) and Purchaser entered into a Portfolio Purchase Agreement dated as of March 31, 2014 (the “Purchase and Sale Agreement”), pursuant to which Servicer sold and assigned to Purchaser certain Transactions and the Assigned Property related thereto (also referred to as Vehicles, as herein defined), including Servicer’s rights in and to the Payments due under the Transaction Documents (the “Existing Transactions”);

WHEREAS, Servicer and Purchaser have entered into an Amended and Restated Program Agreement (the “Amended Program Agreement”) and an Amended and Restated Fleet Program Agreement (the “Amended Fleet Program Agreement”) (together the “Amended Program Agreements”) whereby Servicer has agreed to refer certain Independent Contractors and Fleets (together, the “Obligors”) to Purchaser on an ongoing, going-forward basis for the purpose of the Obligors entering into Transactions with Purchaser to lease or finance certain vehicles for use in delivering goods or to be used as part of a fleet, as set forth in the Amended Program Agreements (individually, and respectively, a “Delivery Vehicle” or “Fleet Vehicle” and together “Vehicles”) (the “Future Transactions”);

WHEREAS, Purchaser and Servicer desire that Servicer shall serve as billing and collecting agent under this Second Amended Agreement for the benefit of Purchaser, and in such capacity perform certain administrative duties in connection with the Existing Transactions and Future Transactions and Payments, as set forth herein, including, without limitation, collecting and receiving Payments on behalf of Purchaser, remitting such Payments to Purchaser, ensuring that insurance remains in place with respect to Vehicles, ensuring that all sales, use, personal property, privilege, license and other taxes arising under, or in connection with, the Transactions, the Vehicles and any other property that may be the subject of any Transaction are paid (“Tax Payments”), and ensuring that all tax returns, reports and filings in respect thereto (“Tax Filings”) are properly made; and

WHEREAS, Servicer and Purchaser desire to set forth the terms and conditions under which Servicer will be responsible for providing the foregoing services.

NOW, THEREFORE, in consideration of the mutual covenants and amended agreements herein contained, and of other valuable considerations, including consideration under the Purchase and Sale Agreement and the Amended Program Agreements, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.           General.

(a)           Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase and Sale Agreement or the Amended Program Agreements.  In addition, the term “Event of Bankruptcy” means either of the following:

(i)           Insolvency.  Servicer shall become insolvent or bankrupt, or shall admit in writing its inability to pay any portion of its debts as they mature or make an assignment for the benefit of creditors, or a receiver or trustee shall have been appointed with respect to it or to any of its estate; or

(ii)           Bankruptcy Proceedings.  any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief, under the United States Bankruptcy Code or any federal or state bankruptcy or insolvency law or similar law now or hereafter in force for the relief of debtors, shall be instituted by or against Servicer, which proceeding Servicer shall have consented to or taken any action in the furtherance of, or which proceeding is not be dismissed within sixty (60) days of such institution.

(b)           Cross-reference with Related Agreements.  All references in the Purchase Agreement and Amended Program Agreements to Service Agreement or Amended Service Agreement shall be deemed to refer to this Second Amended Agreement.

2.           Servicer Obligations.  Servicer shall undertake the following servicing duties and obligations under this Second Amended Agreement:

(a)           Collection of Payments/Maintenance of Reserve Account.  Servicer shall, at its sole cost and expense, act as billing and collecting agent for the benefit of Purchaser with respect to the Transactions and maintain the Reserve Account (as herein defined). With respect to billing and collections and maintenance of the Reserve Account, the following terms shall apply, and in such capacity, Servicer shall do the following:

(i)           Fleet Payments.  Notwithstanding the foregoing in respect to collections, Fleets may be or have been directed to, and may or shall, remit lease or other contract payments directly by wire to Purchaser rather than to Servicer. Wire instructions have been provided to Servicer, and Servicer has forwarded, or will forward, such instructions to Fleets. If any lease or other payments from Fleets are received by Servicer, then Servicer shall immediately forward such payments to Purchaser. For clarity’s sake, Servicer is generally not acting as collection agent with respect to lease or other contract payments from Fleets, and the remainder of this Section 2(a) (other than the reserve requirement of Section 2(a)(ii) and the reporting requirements of Section 2(a)(vii)) generally deals with Servicer’s billing and collection obligations in regard to Delivery Vehicles;

(ii)           Maintenance of Reserve Account.  Servicer shall maintain the Reserve Account (as defined in the Reserve Account Agreement) in accordance with the Second Amended and Restated Reserve Account Agreement entered into between Servicer and Purchaser as of even date herewith (the “Reserve Account Agreement”);

(iii)           Contract Payments.  approximately seventy percent (70%) of the Existing Transactions call for variable lease or other contract payments by Independent Contractors (“Variable Payment Transactions”), such payments being based on the number of miles that each Delivery Vehicle is driven per month by an Independent Contractor (“Variable Contract Payments”). All other Existing Transactions and Future Transactions with respect to Delivery Vehicles (“Fixed Payment Transactions”) call for, or will call for, fixed lease or other contract payments (“Fixed Contract Payments,” and together with the Variable Payments, “Contract Payments”). For clarity’s sake, Contract Payments are comprised of lease or other contract payments, including, without limitation, any end of term payment or residual amount that are contractually required to be paid under the terms of the Transactions. Additionally, for the sake of clarity, Rewritten Transactions (as herein defined), Remarketed Transactions (as herein defined) and Vehicle Buyout Transactions (as herein defined) that are financed through the Vehicle EOT Financing Program (as herein defined) are Transactions under which Contract Payments are to be made. For certain Transactions, Servicer will contract with two Independent Contractors to operate one Delivery Vehicle (“Team Lease Transactions”). Team Lease Transactions will have base Contract Payments that are the same as if the Delivery Vehicle were operated by an individual Independent Contractor. Nonetheless, Servicer will also bill and collect an additional charge, in the full amount of the Contract Payments, with respect to the second Independent Contractor (the “Second IC Charge”). The Second IC Charge will compensate Purchaser for the additional mileage and depreciation associated with the second Independent Contractor’s use of the Delivery Vehicle. No Second IC Charge shall be imposed or collected at any time when a Delivery Vehicle subject to a Team Lease Transaction is only contracted to be operated by a single Independent Contractor.  The Second IC Charge will be applied to the Team Lease Transaction to shorten its term. Despite the more rapid receipt of Contract Payments related to the Team Lease Transaction, Purchaser will book such transaction as if it received a single set of Contract Payments (in order to allow for a contingency of contracting the Delivery Vehicle with a single Independent Contractor).  Servicer will pay Purchaser the single Contract Payments amounts and retain any excess (all or a portion of the Second IC Charge, the “Retained Team Lease Payments”). For Distribution Waterfall (as herein defined) purposes, the Retained Team Lease Payments shall be included as an addition to the Net Windfall (as herein defined), or a reduction in the Net Shortfall (as herein defined), as the case may be.  Servicer will service and manage Team Lease Transactions in accordance with the foregoing provisions.

(iv)           Collection of Payments.  all Contract Payments with respect to Delivery Vehicles, shall be automatically deducted from the earnings of the Independent Contractor by the related Sponsor, and paid to Servicer for the benefit of, and shall be held in trust for, Purchaser.  Notwithstanding the foregoing, the actual amount of funds received by Servicer from Independent Contractors (directly or through their related Sponsors) in respect to Variable and Fixed Payment Transactions (the “Actual Payments”) may be less or more than the Contract Payments;

(v)           Expected Payments.  with respect to Variable Payment Transactions, Servicer and Purchaser have agreed upon, and Servicer shall pay to Purchaser, an expected monthly lease or other contract payment for each Variable Payment Transaction based upon an average thirty-eight (38) month lease or other contract term (the “Expected Payment”). With respect to Fixed Payment Transactions, Servicer and Purchaser have agreed upon, and Servicer shall pay to Purchaser the Fixed Contract Payments for each Fix Payment Transaction, irrespective of Actual Payments received by Servicer with respect thereto;

(vi)           Payments by Servicer to Purchaser.  Servicer shall pay Purchaser the Expected Payment with respect to each outstanding Variable Payment Transaction together with the Fixed Contract Payment for each outstanding Fixed Payment Transaction by the 10th day of the third (3rd) month after the date that Purchaser reimbursed Servicer for all advances made by Servicer for the purchase of each such Delivery Vehicle (the payment in such third (3rd) month being, the “Initial Payment”), and on the tenth (10th) day of each succeeding month following the Initial Payment. Servicer shall pay Purchaser any end of term payment or residual amount specified in a Transaction (“EOT Amount”) for a Fleet Vehicle by the tenth (10th) day of the succeeding month following the contractual due date of such payment or amount (the “EOT Payment Date”). Servicer shall pay Purchaser any EOT Amount for a Delivery Vehicle with respect to which the Independent Contractor is paying the EOT Amount and acquiring the Delivery Vehicle (“Vehicle Buyout Transactions”) on or before the EOT Payment Date. In regard thereto, Purchaser shall endeavor to establish a financing program for Vehicle Buyout Transactions, pursuant to which such Vehicle Buyout Transactions will be financed as new Transactions (the “Vehicle EOT Financing Program”).  Purchaser will use commercially reasonable efforts to establish the Vehicle EOT Financing Program, and notwithstanding anything to the contrary in the foregoing, its decisions regarding the establishment of the Vehicle EOT Financing Program and transactions acceptable thereunder, may be made in Purchaser’s sole discretion taking into account Purchaser’s economic interests. Any Vehicle Buyout Transaction (whether financed through the Vehicle EOT Financing Program or not) will be considered a termination of the original Transaction for reasons other than a default by the Independent Contractor, that will be subject to Section 2(c)(xii) of the Second Amended Agreement.  For Transactions regarding Delivery Vehicles with respect to which:  (A) EOT Amounts are due to Purchaser, (B) the Independent Contractors have not entered into Vehicle Buyout Transactions, and (C) Seller has entered into a Remarketed Transaction (as defined in Section 2(c)(xi) of the Second Amended Agreement) with an Independent Contractor, eliminating the original Transaction’s end of term option, but causing the Transaction to remain on Purchaser’s books, Purchaser at its sole option may treat the Transaction as a new Transaction (a “Rewritten Transaction”).  With respect to a Rewritten Transaction, Seller shall have no obligation to pay the EOT Amount to Purchaser on the EOT Payment Date of the original Transaction. Without limiting Purchaser’s absolute discretion in regard thereto, Purchaser would be inclined to enter into a Rewritten Transaction if Purchaser’s return on investment therefrom would be at least 12%.  All Covered Expenses (as defined in the Reserve Account Agreement), Security Deposit Accruals and any Net Shortfall or Net Windfall (all as herein defined) associated with the original Transaction will automatically attach to the Rewritten Transaction. Servicer shall pay Purchaser any EOT Amount specified in a Transaction for a Delivery Vehicle on or before the EOT Payment Date with respect to a Delivery Vehicle that is not subject to a Vehicle Buyout Transaction or a Rewritten Transaction.  Accompanying Servicer’s payments to Purchaser will be an Excel spreadsheet file which will include the following fields:

(vii)           Lock Box File.  each month that this Second Amended Agreement is in effect, by the 5th business day following the prior month’s end, Servicer shall provide a copy of the “Lock Box File” to Purchaser.  The Lock Box File is a file, the form of which has been agreed upon, and which Servicer is using, and will continue to use, that reflects, by Transaction, the Actual Payments received with respect to Delivery Vehicles; and

(viii)           Security Deposit Accruals.  during the term of this Second Amended Agreement, Servicer shall bill and collect from Independent Contractors, security deposits with respect to Delivery Vehicles, as outlined in the pricing matrices agreed upon by Purchaser and Servicer (“Security Deposit Accruals”). Servicer will retain Security Deposit Accruals to ensure Independent Contractor’s performance of Independent Contractor’s Transaction obligations. Security Deposit Accruals shall be booked to separate accounts established solely in regard to such Delivery Vehicle with respect to which such amounts have been paid (each, a “Security Deposit Account”).  Security Deposit Accruals may be comingled with Servicer’s other funds and will not earn interest (unless otherwise required by applicable law). If an Independent Contractor satisfies its payment obligations under its Transaction, and either acquires title to a Delivery Vehicle(s) or returns the Delivery Vehicle(s) in acceptable condition pursuant to the terms and conditions set forth in such Transaction, then the Security Deposit Accrual will be returned to the Independent Contractor within ten (10) business days following such event. If an Independent Contractor fails to satisfy its payment obligations under its Transaction, then the Security Deposit Accrual shall be forfeited by Independent Contractor to the extent of such non-satisfaction, and applied by Servicer as otherwise set forth in this Second Amended Agreement. If an Independent Contractor satisfies its payment obligations under its Transaction, but returns the Vehicle(s) in a condition that violates the terms of such Transaction, then Servicer shall apply all or a part of the Security Deposit Accrual to the cost of repairs and maintenance necessary to re-lease or sell the Vehicle(s) at such Vehicle(s)’ Current Vehicle Value (as defined herein), and return the remaining balance of Security Deposit Accrual, if any, to the Independent Contractor.

(b)           Maintenance of Delivery Vehicles.  During the term of the Transactions, Servicer shall, and/or shall ensure that the appropriate Sponsor shall, manage the regular maintenance of the Delivery Vehicles which are the subject of the Transactions as follows:

(i)           Maintenance Fund.  each of the Existing Transactions and Future Transactions relating to a Delivery Vehicle calls for, or will call for, payments by Independent Contractors into a maintenance fund established solely in regard to such Delivery Vehicle, which payments are based on the total number of miles the Delivery Vehicle is driven per month by such Independent Contractor (each said fund is referred to a “Maintenance Fund” and the aforesaid payment contributions are referred to, collectively, as “Maintenance Contributions”);

(ii)           Deductions.  all Maintenance Contributions shall be automatically deducted from the earnings of Independent Contractors by Sponsors and paid to Servicer and/or Sponsor for Independent Contractor’s benefit to be used to fund the maintenance and repair costs for the Delivery Vehicles;

(iii)           Accounting.  Servicer and/or Sponsor shall keep an accounting of the Maintenance Fund for each Transaction (and its related Delivery Vehicle);

(iv)           Maintenance and Repairs.  if maintenance or repair of a Delivery Vehicle is necessary, then Servicer and/or Sponsor shall ensure the use of the applicable Maintenance Fund to pay for the necessary maintenance or repair;

(v)           Fund Insufficiency.  if the applicable Maintenance Fund is insufficient to cover the expense of required maintenance or repair, Servicer and/or Sponsor shall make arrangements with the Independent Contractor to provide, or obtain, credit with respect to the deficient amount, the amount of credit provided or obtained to be paid over time through future Maintenance Contributions;

(vi)           No Purchaser Obligation.  Purchaser has no obligation to maintain or repair Delivery Vehicles which are the subject of the Transactions while this Second Amended Agreement remains in force; and

(vii)           Ensure Sponsor Compliance.  to the extent Sponsor is providing any or all of the maintenance or repair services as set forth in subsections (i) – (v) of this Section 2(b), Servicer shall ensure that Sponsor is providing such maintenance or repair services on a timely basis in accordance with industry standards, and if Sponsor fails to so, then Servicer shall be required to provide such maintenance or repair services.

(c)           Remarketing and Sale or Re-Lease of Vehicles.  Servicer shall be responsible for the remarketing and eventual sale or re-lease of Vehicles as follows:

(i)           Defaulted Transactions.  in the event that an Obligor defaults on its Transaction prior to the Transaction’s expiration (a “Defaulted Transaction”), Servicer shall (A) promptly notify Purchaser of such default, and (B) inform Purchaser, in writing, of Servicer’s planned course of action, under this Section 2(c) of the Second Amended Agreement, with respect to the Vehicle associated with such Defaulted Transaction (the “Defaulted Vehicle”);

(ii)           Current Vehicle Value/Current Net Book Value. With respect to any Defaulted Transaction, Servicer shall first determine the then current market value of the Defaulted Vehicle (the “Current Vehicle Value”), as well as the then current Net Book Value of the Defaulted Transaction (the “Current NBV”). The Current NBV:  (A) for Existing Transactions is equal to the present value of the remaining Defaulted Transaction payments and expected residual value of the Defaulted Vehicle, using a discount rate equal to the Discount Rate set forth in the Purchase and Sale Agreement for Existing Transactions, and (B) for Future Transactions is equal to the present value of the remaining Defaulted Transaction payments and expected residual value of the Defaulted Vehicle, using a discount rate that is equal to Purchaser’s initial internal rate of return for the Defaulted Transaction, including any expected residual value;

(iii)           Notification.  Servicer shall promptly notify Purchaser of the Current Vehicle Value, the Current NBV, the balance of approved Covered Expenses and Net Shortfall or Net Windfall and the amount of any available Security Deposit Accrual relating to the Defaulted Vehicle;

(iv)           Sale in a Positive Value Transaction.  if the Current Vehicle Value plus any available Security Deposit Accrual relating thereto (together, the “Realizable Proceeds”) is in excess of the sum of:  (A) the Current NBV, (B) the net shortfall between Expected Payments or Fixed Contract Payments made by Servicer to Purchaser and Actual Payments received by Servicer from an Obligor (such difference being, the “Net Shortfall”) (or if Actual Payments received by Servicer from an Obligor are in excess of the Expected Payments or Fixed Contract Payments made by Servicer to Purchaser, such difference being the “Net Windfall,” any Net Windfall, for purposes of this Section (c)(iv) being added to the Realizable Proceeds and the Net Shortfall for such calculation being zero (0)) for the Defaulted Transaction, and (C) the approved Covered Expenses for the Defaulted Vehicle, and (the sum of (A), (B) and (C) being, the “Collective Payout,” and the Realizable Proceeds exceeding the Collective Payout being, a “Positive Value Transaction”), then Servicer shall sell the Defaulted Vehicle. Notwithstanding the foregoing, Servicer may solicit Purchaser’s authorization to enter into a replacement lease for a Defaulted Vehicle in a Positive Value Transaction, and if Purchaser grants such authorization, which authorization is in Purchaser’s sole and absolute discretion, then Servicer may re-lease such Defaulted Vehicle;

(v)           Distribution Waterfall. the proceeds from the sale of a Defaulted Vehicle plus any available Security Deposit Accrual relating thereto (the “Distributable Proceeds”), shall, with respect to a Positive Value Transaction, be distributed within two (2) business days of Servicer’s receipt thereof, in the following order and amounts:  (A) first, the Current NBV shall be distributed to Purchaser; (B) second, the amount of the Net Shortfall shall be retained by Servicer (or in the case of a Net Windfall, the Net Windfall being added to the Distributable Proceeds and the Net Shortfall for distribution purposes being zero (0)); (C), approved Covered Expenses for the reconditioning of the Defaulted Vehicle (and with respect to a Defaulted Vehicle that is a Delivery Vehicle, any remaining repair costs after deducting such repair costs from the maintenance balance in the Independent Contractor’s Maintenance Fund) shall be retained by Servicer; and (D) any proceeds received in excess of the proceeds distributed pursuant to subsections (A), (B) and (C) above, shall be divided equally between Servicer and Purchaser (the “Distribution Waterfall”);

(vi)           Negative Value Delivery Vehicle Transactions.  with respect to any Defaulted Vehicle that is a Delivery Vehicle, if the Realizable Proceeds are not in excess of the Collective Payout, then Servicer:  (A) shall be responsible for obtaining a new Independent Contractor to enter into a Transaction for such Defaulted Vehicle, or (B) shall sell the Defaulted Vehicle and distribute the Distributable Proceeds in accordance with the Distribution Waterfall (excluding item (D) thereof).  To the extent of any shortfall in Distributable Proceeds with respect to any item in the Distribution Waterfall, Servicer shall distribute funds to Purchaser or itself, as the case may be, from the Reserve Account in an amount of up to the shortfall for each item, in the order set forth in the Distribution Waterfall, any such distribution otherwise being in accordance with the terms and conditions of the Reserve Account Agreement.;

(vii)           Negative Value Fleet Vehicle Transactions.  with respect to any Defaulted Vehicle that is a Fleet Vehicle, if the  Realizable Proceeds are not in excess of the Collective Payout, then Servicer shall sell the Defaulted Vehicle, and distribute the Distributable Proceeds in accordance with the Distribution Waterfall (excluding item (D) thereof).  To the extent of any shortfall in Distributable Proceeds with respect to any item in the Distribution Waterfall, Servicer shall distribute funds to Purchaser or itself, as the case may be, from the Reserve Account in an amount of up to the shortfall for each item, in the order set forth in the Distribution Waterfall, any such distribution being in accordance with the terms and conditions of the Reserve Account Agreement;

(viii)           Covered Expenses.  Servicer is authorized to make necessary Covered Expenses to prepare a Delivery Vehicle for Transactions with new Independent Contractors subject to the following conditions;

(A)           Servicer needs no consent from, nor need it provide notice to, Purchaser with respect to Covered Expenses in an amount up to five percent (5%) of the original cost of the Defaulted Vehicle (on a cumulative basis including any repairs made to remarket the Defaulted Vehicle since its original purchase);

(B)           Servicer is authorized to undertake Covered Expenses in an amount in excess five percent (5%) of the original cost of the Defaulted Vehicle, that do not exceed twelve percent (12%) of the original cost of the Defaulted Vehicle (on a cumulative basis including any repairs made to remarket the Defaulted Vehicle since its original purchase).  Servicer is required to review Covered Expenses in this category as part of its monthly Servicer meetings with Purchaser;

(C)           Servicer shall not incur Covered Expenses that exceed twelve percent (12%) of the original cost of the Defaulted Vehicle (on a cumulative basis including any repairs made to remarket the Defaulted Vehicle since its original purchase) without the consent of Purchaser. To obtain such consent, Servicer shall provide Purchaser with a written recommendation for approval of such Covered Expenses (a “Repair Recommendation”).  Servicer and Purchaser shall agree upon a standardized format for Repair Recommendations. Purchaser, in its sole and absolute discretion, may make the determination whether to consent to a Repair Recommendation. If Purchaser has not provided Servicer a response to a Repair Recommendation within six (6) business hours of its receipt, then Purchaser will be deemed to have given its consent, and Servicer may incur the Covered Expenses set forth in the Repair Recommendation. Servicer is required to review Covered Expenses actually incurred in this category as part of its monthly Servicer meetings with Purchaser; and

(D)           Covered Expenses shall be recorded and charged without markup of any type.  If repairs or maintenance constituting Covered Expenses are undertaken by any party to a Transaction (including a Sponsor), then the charge relating thereto shall be the provider’s cost of parts and labor.  If repairs or maintenance constituting Covered Expenses are undertaken by a third party vendor, then the charge relating thereto shall be the vendor’s actual invoice amount.

(ix)           Continuation of Payments with respect to Defaulted Transactions. while remarketing the Vehicles, Servicer shall continue to make Expected Payments or Fixed Contract Payments, as the case may be, on the Defaulted Transactions;

(x)           Defaulted Delivery Vehicle Priority.  when remarketing a Defaulted Vehicle that is a Delivery Vehicle, Servicer shall give priority to placing an Independent Contractor with such remarketed Defaulted Vehicle ahead of all other inventory vehicle sales or leasing opportunities. For the sake of clarity, Servicer shall prioritize the remarketing of a Defaulted Vehicle that is a Delivery Vehicle over its sale or lease of Servicer’s own new or used Delivery Vehicle inventory; and

(xi)           Remarketed Delivery Vehicle Transaction.  when a new Independent Contractor is found with respect to a remarketed Delivery Vehicle, the Independent Contractor shall enter into a new Transaction with Purchaser, as lessor or lender thereunder, for no additional consideration (the “Remarketed Transaction”), and Servicer shall deliver all original Transaction Documents evidencing the Remarketed Transaction to Purchaser. Notwithstanding the remarketing of the Delivery Vehicle, Servicer shall continue to make Expected Payments, or Fixed Contract Payments, as the case may be, as scheduled for the remaining term of the original Transaction, as well as any end of term payment or residual obligations (collectively, the “Original Transaction Payments”). All the Original Transaction Payments will be applied to the Remarketed Transaction. Any proceeds received from the Remarketed Transaction in excess of the Original Transaction Payments shall be distributed in accordance with the Distribution Waterfall (for this purpose omitting subparagraph (A) thereof, because the Current NBV has already been paid to Purchaser).  Servicer may exercise its discretion in establishing payment amount, length of term and other pertinent contract issues with respect to a Remarketed Transaction so long as aggregate present value cashflow from the Remarketed Transaction is no less than aggregate present value cashflow from the original Transaction and as long as the new Remarketed Transactions are consistent in term and end of lease options with the common and standard leases written for similar vehicles of similar age.

(xii)           Terminated Non-Default Transactions.  with respect to any Transaction that is terminated for reasons other than a default by an Obligor, including but not limited to:  the early termination of the Transaction by the Obligor, loss due to accident, or the mutual agreement of Servicer and Purchaser to sell a Delivery Vehicle to third parties, Servicer shall pay Purchaser the aggregate Expected or Fixed Contracts Payments for such Transaction, as the case may be plus any EOT Amounts from the proceeds of such event including any available Security Deposit Accrual within two (2) business days of Servicer’s receipt of such proceeds, and Purchaser shall return the title associated with such Vehicle to Servicer within ten (10) business days of Purchaser’s receipt of the payment in the amount of the Current NBV. To the extent the proceeds from such event, including any available Security Deposit Accrual received or held by Servicer, exceed the Current NBV, such excess proceeds shall be distributed in accordance with the Distribution Waterfall (for this purpose omitting subparagraph (A) thereof, because the Current NBV has already been paid to Purchaser).

(d)           Insurance.  Servicer shall provide to Purchaser evidence of insurance for each Transaction as required in the applicable Transaction Documents, and make claims against any insurance policy relating to Vehicles in the same manner as it would pursue its own interests, and to promptly remit to Purchaser any insurance proceeds received as a result of such claim.

(e)           Taxes.  Servicer shall pay, or shall ensure the payment of, all Tax Payments when due and payable, and shall provide Purchaser with reasonable evidence of such payments. Servicer shall make, or shall ensure the making of, all Tax Filings when due, and shall provide Purchaser with reasonable evidence of such filings.

3.           Reporting Requirements.  Except for Quarterly compliance certificates, which are due on or before the 5th business day following the end of each calendar quarter, Servicer shall provide Purchaser with the following reports on or before the 5th business day of each month following the end of any month that this Second Amended Agreement is in effect:  (a) the Lock Box File (or similar report that is acceptable at the sole discretion of Purchaser); (b) a Delinquency Report sorted by Obligor, in the form attached hereto as Exhibit B (or in another form acceptable to Purchaser at Purchaser’s sole discretion); (c) a report of all gains and losses on sale, termination or buyout of Vehicles (d) an Outstanding Advance Report listing by Transaction indicating what portions of the most recent Aggregate Monthly Payment constituted Advances and the total outstanding advances with respect to each Transaction; (e) a Reserve Account Report, indicating the Reserve Balance (as defined in the Reserve Account Agreement) and all additions and subtractions thereto since the prior report; (f) a data file in electronic form indicating all gross balances due at the Transaction level, in the same format as outlined in Section 3.1(c) of the Portfolio Purchase Agreement; (g) an Idle Truck Report indicating which Vehicles are idle at the end of each month and the activity related to idle trucks in such month; (h) a Reseat Activity Report, indicating Account Name, VIN #, New Unit #, Initial Lease Sign Date, Term Date, Reseat Lease Date and Re-Seat Days; (i) a Quarterly compliance certificate from Chief Financial Officer of Celadon Group, Inc. and the Chief Financial Officer of Quality Equipment Leasing, LLC with respect to continuing compliance of Servicer with its representations and warranties hereunder; (j) a report showing the additions to, and balance in, the Security Deposit Accounts for all Transactions in regard to Delivery Vehicles; (k) A report showing all Vehicles returned to Servicer during any month in the term of this Second Amended Agreement; and (l) such other reports as may be reasonably requested by Purchaser from time to time .

4.           During the term of this Second Amended Agreement, Servicer covenants to the following:

(a)           Applicable Laws.  comply with all applicable laws with respect to the Transactions and enforcing any of Purchaser’s rights thereunder;

(b)           Existence.  preserve its existence as a corporation and/or limited liability company, as the case may be, duly organized, validly existing and in good standing, under the laws of the State of Delaware;

(c)           Inspection.  permit inspection/audit by Purchaser or assignee of its books and records relating to the Transactions, Payments and other Assigned Property/Vehicles upon reasonable notice during normal business hours at Servicer’s address set forth herein, and shall assist Purchaser in connection with such inspections/audits;

(d)           Compliance.  comply with its obligations under the Transaction Documents;

(e)           Amendments and Modifications.  not agree to any amendments or modifications of the Transaction Documents without the prior written consent of Purchaser that would (i) change the amount, due date, interest rate or rental rate or prepayment fee, defer or forgive the payment of any principal or interest or rent (including changing the maturity date of a Transaction), (ii) waive any provision of a Transaction (including any change in any time period) prohibiting prepayment in whole or in part, or reduce the outstanding principal amount or imputed principal balance (except for reductions contemplated by the Transaction Documents), (iii) release, or agree to the substitution or exchange of any Vehicle for, any portion of the Transaction or Vehicle or release the liability of any person or entity liable for any payment on any Transaction, (iv) grant any concession with respect to the compliance with any material obligations imposed by the Transaction Documents, (v) release the Obligor from any of its obligations to make any payment with respect to the Transaction, (vi) accelerate or extend the maturity date of any Payment, commence any action, terminate any Transaction or repossess and resell any Vehicle, or (vii) take any action or fail to take any action which would materially adversely affect the value of any Existing Transactions or Future Transactions, reduce the likelihood of recovery of any Payment or the security of the Transaction;

(f)           Quiet Enjoyment.  not impair the rights or breach the quiet enjoyment of any Obligor under the Transaction Documents;

(g)           Liens.  not create any lien, security interest or other encumbrance against any Assigned Property except in favor of Purchaser as may be permitted by Purchaser in writing;

(h)           Policies.  comply with its credit and collection policies with respect to the Payments, which policies shall be commercially reasonable and in accordance with normal policies of similar companies in the equipment finance and leasing industries;

(i)           Purchaser’s Interests.  pursue the interests of Purchaser in the same manner as it would pursue its own interests in the exercise any remedies available under the Transaction Documents, without discrimination;

(j)           Notices.  promptly provide to Purchaser copies of any notices and material information received by Servicer in connection with the Transactions;

(k)           Defaults.  notify Purchaser monthly of the existence of any default or event of default, or the occurrence of any event which, with notice or lapse of time, or both, would constitute a default or  event of default under any Transaction Document of which Servicer has knowledge;

(l)           Indemnification.  indemnify Purchaser against any direct damages, claims, costs or expenses (including but not limited to reasonable attorneys’ fees, collectively, “Damages”) which may be incurred by Purchaser to the extent such Damages arise out of the negligence or willful misconduct of, or any violations of law by, Servicer in performing any of its duties hereunder.

(m)           Financial Statements.  provide to Purchaser copies of its audited yearly financial statements within 120 days after the end of each fiscal year to the extent not available on Servicer’s website or at http://www.sec.gov; and

(n)           Payment of Interest.  pay Purchaser interest (after as well as before judgment) on any amounts required to be paid by Servicer to Purchaser hereunder and not paid by Servicer when due hereunder at the rate equal to the Discount Rate plus four (4) percent.

5.           Term.  Unless earlier terminated by Purchaser as herein set forth, this Second Amended Agreement shall have a term that commences on the effective date as first herein noted and expires on the date of Full Payout (as defined herein).

6.           Termination.

(a)           Purchaser’s Termination Rights.  Purchaser, in its sole and absolute discretion, may, upon written notice to Servicer, (i) terminate (A) this Second Amended Agreement and/or (B) the rights and obligations of Servicer set forth in this Second Amended Agreement, or (ii) terminate (A) any portion of this Second Amended Agreement, (B) the Second Amended Agreement with respect to any portion of the Transactions serviced hereunder, and/or (iii) any particular right(s) and obligation(s) of Servicer set forth in this Second Amended Agreement, while keeping the remainder of this Second Amended Agreement in full force and effect (and notify in the appropriate circumstances the applicable Obligor(s) to make all subsequent Payments directly to Purchaser) upon the occurrence of any Event of Default.

(b)           Events of Default.  For purposes of this Second Amended Agreement, an “Event of Default” is any of the following occurrences:

(i)           Payment Default.  Servicer fails to make any required payment due hereunder or under the Purchase and Sale Agreement or the Amended Program Agreements, and such failure continues unremedied for ten (10) business days after notice from Purchaser;

(ii)           Breach of Reps and Warranties.  any material representation or warranty made by Servicer in the Purchase and Sale Agreement, the Amended Program Agreements, or this Second Amended Agreement shall prove to be false or inaccurate in any material respect, such inaccuracy would have a material adverse effect on Purchaser, the Transactions or the Vehicles, and such inaccuracy has not been remedied in all material respects within thirty (30) days after written notice;

(iii)           Breach of Covenants.  Servicer’s failure to perform any covenant contained in the Purchase and Sale Agreement, the Amended Program Agreements or this Second Amended Agreement, and such failure shall continue unremedied for thirty (30) days after written notice;

(iv)           Change in Ownership.  a change in ownership of either entity comprising Servicer, or either such entity sells or otherwise transfers all or substantially all of the assets to any person which is not now an affiliate of Servicer;

(v)           Event of Bankruptcy.  an Event of Bankruptcy;

(vi)           Repurchase Failure.  Servicer’s failure to repurchase any Transaction pursuant to Article V of the Purchase and Sale Agreement, in an instance where Purchaser elects to take over servicing thereof, as opposed to proceeding with a remarketing of the Delivery Vehicle, provided however, that in such event, any termination of Servicer as Servicer shall only be with respect to such Transaction; or

(vii)           Cross-Default.  the occurrence of any one or more of the events set forth in Section 1.4 of the Reserve Account Agreement which continues for ten (10) days or more after receipt of notice of the occurrence of said event from Purchaser or its assignees.

(c)           Events Upon Termination.  Upon the termination of this Second Amended Agreement as provided in this Section 6, the following events shall occur:

(i)           Deliveries.  Servicer shall deliver to Purchaser all requested and available information concerning the billing and collection by Servicer hereunder in order that Purchaser or Purchaser’s designee may assume such duties without material interruption.  Such deliveries shall include the transfer of automatic deductions generated by Obligors to Purchaser, including any collected Payments, Maintenance Fund balances and Security Deposit Accruals;

(ii)           Cooperation.  Servicer shall cooperate with Purchaser to accomplish the prompt, effective and smooth transition of servicing of the Transactions to Purchaser or Purchaser’s designee;

(iii)           Reserve Balance Funding.  the Reserve Balance funding requirement (as set forth in the Reserve Account Agreement will be triggered, and Servicer will immediately pay Purchaser the amount therein required in readily available funds.  The Reserve Balance will be held by Purchaser until full payout of all Transactions (“Full Payout”);

(iv)           Extinguishment of Servicing Obligations.  Except as otherwise provided herein, in the Purchase and Sale Agreement or the Amended Program Agreements, Servicer shall be relieved of any further servicing obligations with regard to the Transactions;

(v)           Power of Attorney.  Servicer does hereby irrevocably constitute and appoint Purchaser or a new billing and collection agent designated by Purchaser, as its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to enforce, ask, demand, collect, receive, receipt for, sue for, compound and give acquaintance for any and all Transactions serviced by Servicer pursuant to this Second Amended Agreement, and to endorse the name of Servicer on all checks, collections, receipts, instruments or notices in connection with any such Transactions; and

(vi)           Extinguishment of Servicer’s Rights.  Servicer shall forfeit all rights and interests, in and under this Second Amended Agreement, including, without limitation, any right to share in sale or other proceeds relating to Vehicles, any rights to excess Payments or any portion thereof, any rights to repayment or reimbursement of Covered Expenses, or any rights regarding any payments or reimbursements to be made hereunder.

7.           Notices.  All notices, requests, demands and other communications authorized or required by this Amended Agreement shall be in writing, shall be delivered by personal delivery, by facsimile, or by overnight delivery service and shall be delivered to each party at the following addresses (or at such other address as any party may designate in writing to the other parties):

If to Servicer:

Celadon Group, Inc.
9503 E. 33rd Street
Indianapolis, IN  46235
Attn:           Eric Meek, CFO
Fax:           (317) 829-6375

If to Purchaser:

Element Financial Corp.
655 Business Center Drive
Horsham, PA  19044
Attn:           Rene Paradis, CAO & CFO
Fax:           (267) 960-2061

8.           Governing Law.  This Second Amended Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to its conflict of laws provisions).

9.           Binding Effect.  This Second Amended Agreement shall be binding upon the parties hereto and their respective successors.

10.           Assignment.  Servicer shall not assign, sell, or otherwise transfer this Second Amended Agreement or any of Servicer’s rights or obligations hereunder without Purchaser’s prior written consent, which consent is wholly within the discretion of Purchaser.  Purchaser may, without prior notice to Company, assign this Second Amended Agreement or any and all of its rights and obligations hereunder to any third party.  In addition, Purchaser may sell and assign its rights, title and interest in and to one or more of the Transactions, without such Transactions remaining subject to this Second Amended Agreement.

11.           Counterparts.  This Second Amended Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument.  This Second Amended Agreement shall become effective when each party hereto shall have received the counterpart thereof signed by the other party hereto.  A facsimile signature on this Second Amended Agreement is as valid as an original signature.

12.           Entire Agreement.  This Second Amended Agreement supersedes all previous arrangements and agreements, whether written or oral, and comprises the entire agreement, between the parties hereto in respect of the subject matter hereof.

13.           Amendment.  This Second Amended Agreement may be amended or varied only by writing, executed by each of Purchaser and Servicer.

14.           Waiver.  No course of dealing between Purchaser and Servicer, nor any delay in exercising any rights or remedies hereunder or otherwise shall operate as a waiver of any of the rights and remedies of Purchaser or Servicer.

15.           Severability.  The invalidity or unenforceability of any provision of this Second Amended Agreement shall not affect the validity or enforceability of any other provision.

16.           Further Assurances.  Each of Purchaser and Servicer agrees to execute and deliver promptly to the other all such further instruments and documents as may reasonably be requested by the other in order to carry out fully the intent, and to accomplish the purposes, of the transactions referred to herein.

17.           Descriptive Headings.  The headings contained in this Second Amended Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Second Amended Agreement.

18.           WAIVER OF JURY TRIAL.  SERVICER AND PURCHASER WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY MATTER ARISING UNDER OR IN CONNECTION WITH THIS SECOND AMENDED AGREEMENT.

19.           Jurisdiction.  The parties hereto agree to the exclusive jurisdiction and venue for any disputes, actions, or proceedings arising hereunder of the United States District Court for the Eastern District of Pennsylvania or, if the jurisdictional minimum amount or diversity requirement, is not met, then the Pennsylvania State Court in the Montgomery County Court of Common Pleas.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Servicer and Purchaser have caused this Second Amended Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

SELLER:

CELADON GROUP, INC.		QUALITY EQUIPMENT LEASING, LLC

By:	/s/ Eric Meek	By:	/s/ Danny Williams
Name:	Eric Meek	Name:	Danny Williams
Title	President, COO	Title:	COO

PURCHASER:

ELEMENT FINANCIAL CORP.

By:	/s/ Donald P. Campbell
Name:	Donald P. Campbell
Title:	CEO

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